Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 7, 2020, relating to the financial statements of Fisker Group Inc. (formerly known as Fisker Inc.), appearing in the Definitive Proxy Statement on Schedule 14A of Fisker Inc. (formerly known as Spartan Energy Acquisition Corp.) filed on October 5, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

January 4, 2021